Exhibit 99.1

XELR8 ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS

Teleconference and Webcast Scheduled for this Afternoon

Denver, CO — (PR NEWSWIRE) — October 26, 2006 — VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc. (AMEX:PRH), a provider of functional foods, beverages and nutritional supplements, today reported financial results for the three and nine months ended September 30, 2006.

Financial and Operational Highlights for the Three-Month Period Ended September 30, 2006 Compared to Three-Month Period Ended September 30,  2005:

•                  Revenues rose 88% to $608,111 from $323,400.

•                  Gross profit margin increased to 65.2% compared to 52.0%.

•                  Net Loss improved 52.8%, falling to $778,944, or $0.08 loss per basic and diluted share, from $1,650,662, or $0.17 loss per basic and diluted share.

•                  The net number of direct selling professionals added to the Company’s distributor network during the third quarter was 363, increasing the total number of distributors to 3,085 as of September 30, 2006.

Financial Highlights for the Nine-Month Period Ended September 30, 2006 Compared to Nine-Month Period Ended September 30, 2005:

•                  Revenues increased 120% to $1,724,252, rising from $783,126.

•                  Gross profit improved to 63.9% - up from 55.9%.

•                  Net loss dropped 3.8% to $3,335,914, or $0.35 loss per basic and diluted share, from $3,467,341, or $0.4 loss per basic and diluted share.

•                  For the first nine months of 2006, XELR8 has added a net total of 1,219 new distributors to its national direct selling network.

As of September 30, 2006, XELR8 had cash of $464,127; $611,093 in total shareholders’ equity; and $464,159 in working capital.

Commenting on the results, John Pougnet, Chief Executive Officer and Chief Financial Officer of XELR8 Holdings, stated, “In order to achieve deeper market penetration and promote greater sales opportunities, we have taken steps to advance the development and market introduction of a new competitive product offering — a vitamin-packed, energizing elixir that we hope to unveil in early 2007.”

Continuing, Pougnet added, “However, it is important to note that in order to fund our new product launch and support our operating costs until such time as we reach positive cash flow, XELR8 must raise additional capital.  In this regard, we continue to advance discussions with both debt and equity funding sources and hope to commit to a formal funding strategy in the next several weeks.”

XELR8 will also host a teleconference the same afternoon beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments.  The conference call can be accessed via telephone by dialing toll free 1-800-366-7640 or via the Internet at www.xelr8.com. For those unable to participate at that time, a replay of the webcast will be available for 90 days on www.xelr8.com.

About XELR8 Holdings, Inc.

VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc., is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  XELR8’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes and an elite list of endorsers, such as five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr.  XELR8 products are only available through independent distributors located throughout the nation.  For more information about XELR8, please visit www.xelr8.com.

VITACUBE SYSTEMS HOLDINGS, INC., d/b/a XELR8 HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(unaudited)

ASSETS
Current assets:
Cash	$464,127	$2,805,021
Short term investments	—	110,000
Accounts receivable, net of allowance for doubtful accounts of $12,500 and $5,500, respectively	6,162	8,758
Inventory, net of allowance for obsolescence of $107,000 and $17,000, respectively	342,351	542,749
Prepaid expenses and other current assets	289,894	263,898
Total current assets	1,102,534	3,730,426

Intangible assets, net	11,487	36,219
Property and equipment, net	135,447	93,423

Total assets	$1,249,468	$3,860,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$553,041.00	$440,392.00
Deferred Revenue	85,334.00	—

Total Liabilities	638,375	440,392

Commitments and Contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, authorized 5,000,000 shares, $.001 par value, none issued or outstanding	—	—
Common stock, authorized 50,000,000 shares, $.001 par value, 9,697,170 and 9,618,900 issued and outstanding respectively	9,697	9,619
Additional paid in capital	16,518,142	15,990,889
Accumulated (deficit)	(15,916,746)	(12,580,832)
Total shareholders’ equity	611,093	3,419,676
Total liabilities and shareholders’ equity	$1,249,468	$3,860,068

VITACUBE SYSTEMS HOLDINGS, INC. d/b/a XELR8 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
Three and Nine Months Ended September 30, 2006 and 2005

	For the Three Months Ended September 30, 2006	For the Three Months Ended September 30, 2005	For the Nine Months Ended September 30, 2006	For the Nine Months Ended September 30, 2005

Net sales	$608,111	$323,400	$1,724,252	$783,126
Cost of goods sold	211,513	155,195	622,841	345,648
Gross profit	396,598	168,205	1,101,411	437,478

Operating expenses:
Selling and marketing expenses	571,160	996,736	2,214,842	1,901,503
General and administrative expenses	577,456	844,241	2,136,506	2,006,289
Research and development expenses	20,246	24,778	64,180	43,733
Depreciation and amortization	11,779	6,428	54,554	19,229
Total operating expenses	1,180,641	1,872,183	4,470,082	3,970,754

Net (loss) from operations	(784,043)	(1,703,978)	(3,368,671)	(3,533,276)
Other income (expense)
Interest income	5,099	53,316	32,757	68,776
Interest (expense)	—	—	—	(2,841)

Total other income (expense)	5,099	53,316	32,757	65,935

Net (loss)	$(778,944)	$(1,650,662)	$(3,335,914)	$(3,467,341)

Net (loss) per common share
Basic and diluted net (loss) per share	$(0.08)	$(0.17)	$(0.35)	$(0.41)

Weighted average common shares outstanding, basic and diluted	9,697,170	9,589,400	9,660,897	8,486,550

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	VitaCube d/b/a XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	John Pougnet, CEO & CFO	Dodi Handy, President and CEO
	(303) 316-8577	407-585-1080
	jpougnet@xelr8.com	prh@efcg.net